Exhibit 99.1

Gener8 Maritime, Inc. Announces First Quarter 2016 Financial Results

New York, NY, May 11, 2016 — Gener8 Maritime, Inc. (NYSE: GNRT) (“Gener8 Maritime” or the “Company”), a leading U.S.-based provider of international seaborne crude oil transportation services, today announced its financial results for the three months ended March 31, 2016.

Highlights

•                  Recorded adjusted net income of $64.8 million, or $0.78 basic and diluted adjusted earnings per share, for the three months ended March 31, 2016, a 107% increase in adjusted net income compared to the same period in the prior year.

•                  Increased net voyage revenue by $46.2 million, or 61.2%, to $121.7 million for the three months ended March 31, 2016, compared to $75.5 million from the same period in the prior year.

•                  Increased vessel operating days by 31.1% to 2,822 in the three months ended March 31, 2016 compared to 2,153 in the same period in the prior year.

•                  Accepted delivery of five “ECO” newbuilding VLCCs, the Gener8 Apollo, the Gener8 Supreme, the Gener8 Ares, the Gener8 Hera, and the Gener8 Success during the first quarter of 2016 and an additional “ECO” newbuilding VLCC, the Gener8 Nautilus, in April 2016.

•                  Entered into interest rate swap transactions in May 2016 with an aggregate initial notional amount of $832.3 million and a maximum notional amount of $1.2 billion for all existing credit facilities with floating interest rate exposure in May 2016.

“Following a transformative year for our Company in 2015, we are pleased to report that 2016 has gotten off to a strong start as we continue to execute on our strategic plan.  In the first quarter of 2016, we more than doubled our adjusted net income from the first quarter of 2015 and dramatically increased our net voyage revenue,” said Peter Georgiopoulos, Chairman and Chief Executive Officer of Gener8 Maritime.  “Our newbuilding “ECO” VLCCs continue to be delivered into a strong tanker market, with five vessels delivered in the first quarter of 2016 and an additional vessel delivered in April 2016.  As of the date of this release, we have 33 vessels on the water and anticipate taking delivery of an additional 10 VLCCs this year and the final two VLCCs from our newbuilding program in early 2017.  Our earnings potential increases with every incremental delivery, and our fleet becomes younger (based on average age) and more efficient.  This ultimately helps to position us for the future.  On a fully delivered basis, the DWT-weighted average age of our fleet will be 5.0 years, and our VLCCs will have an average age of just 3.1 years, giving us the youngest VLCC fleet among our public peers.”

Leo Vrondissis, Chief Financial Officer, added, “We have also recently entered into a series of interest rate swap transactions with an aggregate initial notional amount of $832.3 million and a maximum notional amount of $1.2 billion.  The interest rate swap transactions are meant to be cash flow hedges, which effectively fix the interest rate on a significant portion of our existing credit facilities where we have interest rate exposure.”

Fleet Performance

The average TCE rates earned by Gener8 Maritime’s vessels are detailed below:

Gener8 Maritime Average TCE Revenues(1)	Q1 2016		Q1 2015
VLCC
Average Spot TCE	$60,229	(2)	$43,832
Average Time Charter Rate	$40,654		$37,652

SUEZMAX
Average Spot TCE	$37,328		$37,563
Average Time Charter Rate	—		$18,992

AFRAMAX
Average Spot TCE	$25,064		$27,857

PANAMAX
Average Spot TCE	$19,448		$27,568

HANDYMAX
Average Spot TCE	$5,050		$19,461

(1)   Time Charter Equivalent, or “TCE,” is a measure of the average daily revenue performance of a vessel. The Company calculates TCE by dividing net voyage revenue by total operating days for its fleet. Net voyage revenues are voyage revenues minus voyage expenses. The Company evaluates its performance using net voyage revenues. The Company believes that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by its vessels. Please refer to the tables at the end of this release for a reconciliation of TCE and net voyage revenues to voyage revenues.

(2)   Excluding an increase of approximately $1.4 million in a reserve during the three months ended March 31, 2016 related to receivables from the Unique Pool that we expect to collect, the VLCC Average Spot TCE rate for the three months ended March 31, 2016 would have been approximately $61,488.

Spot TCEs include all spot voyages for the Company’s vessels, including those that were in Navig8 pools.

First Quarter 2016 Results Summary

The Company recorded adjusted net income of $64.8 million, or $0.78 basic and diluted adjusted earnings per share, for the three months ended March 31, 2016, compared to adjusted net income of $31.2 million, or $0.94 basic and diluted adjusted earnings per share, for the three months ended March 31, 2015.  Please refer to the tables at the end of this release for a reconciliation of adjusted net income to net income.

Adjusted EBITDA for the three months ended March 31, 2016 increased by $38.0 million to $87.7 million compared to $49.7 million for the same period in the prior year. Please refer to the tables at the end of this release for a reconciliation of adjusted EBITDA to net income.

Net income for the three months ended March 31, 2016 was $60.9 million, or $0.74 basic and diluted earnings per share, compared to net income of $30.9 million, or $0.93 basic and diluted earnings per share, for the same period in the prior year.

The average daily spot TCE rates obtained by the Company’s VLCC fleet, including its vessels that were within Navig8 pools, was $60,229 for the three months ended March 31, 2016, an increase of $16,397, or 37%, from the same period in the prior year. The VLCC daily spot TCE rate would have been approximately $61,488 if not for a reserve of $1.4 million relating to the Unique Pool, which we expect to collect.

Voyage Revenues

Voyage revenues increased by $2.6 million, or 2.1%, to $124.0 million for the three months ended March 31, 2016 compared to $121.4 million for the prior year period. The increase was primarily attributable to an increase in average fleet size and charter hire rates during the three months ended March 31, 2016 compared to the same period in the prior year, and was partially offset by the transition of the Company’s vessels from the spot market into the Navig8 pools, the revenues from which are presented on a net basis, and the sale of the Gener8 Consul in February 2016. The Company’s average owned fleet size increased by 5.7 vessels, or 22.8%, to 30.7 vessels (4.0 Aframax, 11.0 Suezmax, 13.1 VLCC, 2.0 Panamax) for the three months ended March 31, 2016 compared to 25.0 vessels (4.0 Aframax, 11.0 Suezmax, 7.0 VLCC, 2.0 Panamax, and 1.0 Handymax) for the prior year period. During the three months ended March 31, 2016, the Company took delivery of five additional newbuilds vessels and completed the sale of the Gener8 Consul.

Also contributing to the increase in voyage revenues was the increase in our fleet utilization of 3.0% to 98.7% for the three months ended March 31, 2016 compared to 95.7% for the prior year period. Fleet utilization was positively affected by fewer offhire days for scheduled drydocks and repairs and maintenance days, and a change of vessel management during the three months ended March 31, 2016 as compared to the prior year period.

Navig8 pool revenues.                      Navig8 pool revenues are distributed on a net basis after deduction of voyage expenses that are the responsibility of the pool, which reduces voyage revenues compared to spot charter revenues. During the three months ended March 31, 2016, we had 28 owned vessels in the Navig8 pools, which includes five additional newbuilding vessels that were deployed into the Navig8 pools during the three months ended March 31, 2016. During the three months ended March 31, 2015, we did not have any vessels deployed in the Navig8 pools. Our vessel operating days attributable to the Navig8 pools increased to 2,419 days for the three months ended March 31, 2016 compared to 0 days during the prior year period. As a result, our Navig8 pool revenues increased to $113.0 million for three months ended March 31, 2016 compared to $0 during the prior year period. Included in our Navig8 pool revenues were pool revenues associated with the chartered-in vessel the Nave Quasar, which was re-delivered to its owner in March 2016.

Time charter revenues.                     Time charter revenues increased by $1.2 million, or 20.0%, to $7.2 million for the three months ended March 31, 2016 compared to $6.0 million for the prior year period. The increase was primarily the result of increases in VLCC time charter hire rates and time charter days during the three months ended March 31, 2016 as compared to the prior year period, partially offset by the transition of our previously time chartered vessels into the Navig8 pools. Our time charter days decreased by 25 days, or 12.4%, to 176 days for the three months ended March 31, 2016 compared to 201 days for the prior year period. Our VLCC time charter days increased by 65 days, or 58.6%, to 176 days for the three months ended March 31, 2016 compared to 111 days for the prior year period.

Spot charter revenues.                      Spot market revenues decreased by $111.6 million, or 96.7%, to $3.8 million for the three months ended March 31, 2016 compared to $115.4 million for the prior year period. This decrease was primarily the result of the transition of our vessels from the spot market into the Navig8 pools, which resulted in a decrease in our spot market days by 1,725 days, or 88.4%, to 227 days for the three months ended March 31, 2016 compared to 1,952 days for the prior year period. This decrease was partially offset by an increase in spot market charter hire rates during the three months ended March 31, 2016 compared to the prior year period.

Voyage Expenses

Voyage expenses decreased by $43.5 million, or 94.8%, to $2.4 million for the three months ended March 31, 2016 compared to $45.9 million for the prior year period. The decrease in the voyage expenses was primarily due to the 88.4% decrease in the Company’s spot market days as a result of transitioning its vessels from spot market into the Navig8 pools, a decrease in oil prices during the three months ended March 31, 2016 as compared to the same period in the prior year, as well as the sale of the Gener8 Consul in February 2016. No material voyage expenses are associated with the Company’s vessels deployed in the Navig8 pools; Navig8 pool revenues are presented on net basis after deduction of voyage expenses.

Fuel costs, which represent the largest component of voyage expenses, decreased by $5.3 million, or 81.5%, to $1.2 million for the three months ended March 31, 2016 compared to $6.5 million for the same period in the prior year. This decrease in fuel costs was primarily attributable to the 88.4% decrease in the Company’s spot market days discussed above during the three months ended March 31, 2016 as compared to the same period in the prior year.  Also contributing to the decrease in fuel costs was a decrease in oil prices during the three months ended March 31, 2016 compared to the prior year period. Port costs, which can vary depending on the geographic regions in which the vessels operate and their trading patterns, decreased by $2.3 million, or 76.7%, to $0.7 million for the three months ended March 31, 2016 compared to $3.0 million for the same period in the prior year. The decrease in port costs was primarily due to the decrease in the Company’s spot market days during the three months ended March 31, 2016 as compared to the same period in the prior year. Also contributing to the decrease in port costs were differences in the ports visited during the three months ended March 31, 2016 as compared to the prior year period.

Net Voyage Revenue

Net voyage revenue increased by $46.2 million, or 61.2%, to $121.7 million for the three months ended March 31, 2016, compared to $75.5 million from the same period in the prior year.  The increase in net voyage revenue was primarily the result of the increase in the size of the Company’s fleet and an improved charter rate environment.  As of March 31, 2016, all of the Company’s vessels, with the exception of one vessel that remained on time charter and three vessels that remained in the spot market, were deployed in the Navig8 pools, and all the vessels in the Navig8 pools were chartered on the spot voyage market. In the three months ended March 31, 2016, 92.9% of the Company’s net voyage revenues were derived from vessels deployed in the Navig8 pools compared to 0% in the same period in the prior year.

Direct Vessel Operating Expense

Direct vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, and maintenance and repairs, increased by $3.6 million, or 17.2%, to $24.5 million for the three months ended March 31, 2016 compared to $20.9 million for the same period in the prior year. This increase in direct vessel operating expenses was primarily due to the increase in crew costs and provisions, maintenance and repairs, and lubricating oil and other costs as a result of an increase of 3.0% in the average size of the Company’s fleet during the three months ended March 31, 2016 as compared to the same period in the prior year. Our daily direct vessel operating expenses per vessel decreased by $505, or 5.4%, to  $8,782 for the three months ended March 31, 2016 compared to $9,287 for the prior year period, primarily as a result of lower operating costs, including crew costs, insurance and other costs, associated with our newly delivered vessels.

General and Administrative Expense

General and administrative expenses increased by $3.5 million, or 76.1%, to $8.1 million during the three months ended March 31, 2016 compared to $4.6 million for the same period in the prior year.  The primary factors contributing to this increase were an increase in the compensation expense of restricted stock units of $1.4 million and an increase in office salaries and bonus accruals of $0.7 million due to an increase in headcount during the three months ended March 31, 2016 compared to the prior year period.

Also contributing to the increase in general and administrative expenses was an increase of $1.4 million in legal and professional expenses, primarily related to regulatory public filings, as well as other expenses associated with being a publicly traded company during the three months ended March 31, 2016 compared to the prior year period.

Depreciation and Amortization

Depreciation and amortization, which includes depreciation of vessels as well as amortization of drydock and special survey costs, increased by $6.5 million, or 59.1%, to $17.5 million for the three months ended March 31, 2016 compared to $11.0 million for the prior year period. Vessel depreciation increased $5.9 million while amortization of drydocking costs increased $0.6 million during the three months ended March 31, 2016 compared to the prior year period. The increase in vessel depreciation and amortization of drydocking costs was primarily due to the increase in the Company’s fleet size and the additional drydocking costs incurred during the three months ended March 31, 2016 compared to the prior year period.

Interest Expense, net

Interest expense, net decreased by $0.1 million, or 1.4%, to $7.3 million for the three months ended March 31, 2016 compared to $7.4 million for the same period in the prior year. Such decrease was primarily attributable to the increase in the capitalization of interest expense associated with vessel construction of $6.3 million, or by 180.0%, to $9.8 million for the three months ended March 31, 2016 compared to $3.5 million for the same period in the prior year as a result of the Company’s acquisition of the 2015 acquired VLCC newbuildings in the 2015 merger. For the three months ended March 31, 2016, the Company capitalized interest for both the 2015 acquired VLCC newbuildings and the 2014 acquired VLCC newbuildings under construction while for the same period in the prior year, it capitalized interest only for the 2014 acquired VLCC newbuildings. The Company intends to cease capitalizing interest expense associated with the funding of the VLCC newbuildings after delivery of the vessels. The decrease in interest expense was partially offset by the increase in the Company’s weighted average debt balance (excluding debt financing costs) of $284.7 million, or 35.6%, to $1,083.7 million for the three months ended March 31, 2016 compared to $799.0 million for the same period in the prior year primarily as a result of incurrence of additional debt relating to the delivery of the Company’s newbuilding vessels during the period, and the accrual of payment-in-kind interest on its senior notes.

Subsequent events

On April 20, 2016, the Company took delivery of the “ECO” VLCC the Gener8 Nautilus from Hyundai Samho Heavy Industries Co., Ltd.  Upon delivery the Gener8 Nautilus entered into Navig8’s VL8 Pool.

On May 2, 2016, three subsidiaries of the Company entered into interest rate swap transactions, which are intended to be cash flow hedges that effectively fix the interest rates for all of the Company’s existing credit facilities with floating interest rate exposure.  Please refer to Form 8-k filed by the Company on May 6, 2016 with the Securities and Exchange Commission for further detail concerning these transactions.

Gener8 Fleet

As of May 11, 2016, Gener8 Maritime has a fleet, pro forma for expected newbuilding deliveries, of 45 wholly-owned vessels. The Company’s fleet is comprised of 12 VLCC newbuildings and 33 vessels on the water consisting of 16 VLCC, 11 Suezmax, four Aframax, and two Panamax tankers, with a total carrying capacity of approximately 10.8 million deadweight tons (“DWT”) and average age on a DWT basis of less than 6 years upon delivery of the newbuildings.

The Company has agreed to deliver each of its newbuilding VLCCs into the VL8 Pool managed by Navig8 Group upon their respective deliveries.

Gener8 Maritime Fleet Profile
Vessels on the Water	Type	Vessel Name	DWT	Year Built	Employment
1	VLCC	Gener8 Ulysses	318,695	2003	VL8 Pool
2	VLCC	Genmar Zeus	318,325	2010	VL8 Pool
3	VLCC	Genmar Vision	312,679	2001	Spot
4	VLCC	Gener8 Victory	312,640	2001	Time Charter (1)
5	VLCC	Gener8 Hercules	306,543	2007	VL8 Pool
6	VLCC	Gener8 Atlas	306,005	2007	VL8 Pool
7	VLCC	Gener8 Poseidon	305,795	2002	VL8 Pool
8	VLCC	Gener8 Neptune	299,999	2015	VL8 Pool
9	VLCC	Gener8 Athena	299,999	2015	VL8 Pool
10	VLCC	Gener8 Strength	300,960	2015	VL8 Pool
11	VLCC	Gener8 Apollo	301,417	2016	VL8 Pool
12	VLCC	Gener8 Supreme	300,933	2016	VL8 Pool
13	VLCC	Gener8 Ares	301,587	2016	VL8 Pool
14	VLCC	Gener8 Hera	301,619	2016	VL8 Pool
15	VLCC	Gener8 Success	300,932	2016	VL8 Pool
16	VLCC	Gener8 Nautilus	300,000	2016	VL8 Pool
17	Suezmax	Gener8 Spartiate	164,925	2011	Suez8 Pool
18	Suezmax	Gener8 Maniate	164,715	2010	Suez8 Pool
19	Suezmax	Gener8 Argus	159,999	2000	Suez8 Pool
20	Suezmax	Gener8 Spyridon	159,999	2000	Suez8 Pool
21	Suezmax	Gener8 Orion	159,992	2002	Suez8 Pool
22	Suezmax	Gener8 Horn	159,475	1999	Suez8 Pool
23	Suezmax	Gener8 Phoenix	153,015	1999	Suez8 Pool
24	Suezmax	Gener8 Harriet G	150,296	2006	Suez8 Pool
25	Suezmax	Gener8 Kara G	150,296	2007	Suez8 Pool
26	Suezmax	Gener8 St. Nikolas	149,876	2008	Suez8 Pool
27	Suezmax	Gener8 George T	149,847	2007	Suez8 Pool
28	Aframax	Gener8 Daphne	106,560	2002	V8 Pool
29	Aframax	Gener8 Elektra	106,560	2002	V8 Pool
30	Aframax	Gener8 Pericles	105,674	2003	V8 Pool
31	Aframax	Gener8 Defiance	105,538	2002	V8 Pool
32	Panamax	Gener8 Companion	72,749	2004	Spot
33	Panamax	Gener8 Compatriot	72,749	2004	Spot
	Vessels on the Water Total		7,180,393

Newbuilding Fleet List	Type	Vessel Name	DWT	Yard	Expected Delivery Date
1	VLCC	Gener8 Andriotis	300,000	SWS	May-16
2	VLCC	Gener8 Constantine	300,000	HHI	Jun-16
3	VLCC	Gener8 Perseus	300,000	HHI	Aug-16
4	VLCC	Gener8 Macedon	300,000	HHI	Aug-16
5	VLCC	Gener8 Hector	300,000	HAN	Aug-16
6	VLCC	Gener8 Chiotis	300,000	SWS	Aug-16
7	VLCC	Gener8 Oceanus	300,000	HHI	Sep-16
8	VLCC	Gener8 Noble	300,000	HHI	Oct-16
9	VLCC	Gener8 Theseus	300,000	HHI	Oct-16
10	VLCC	Gener8 Miltiades	300,000	SWS	Nov-16
11	VLCC	Gener8 Nestor	300,000	HAN	Jan-17
12	VLCC	Gener8 Ethos	300,000	HHI	Feb-17
	Newbuildings Total		3,600,000

(1) The Gener8 Victory is on time charter through August 2016 at approximately $46,000/day gross TCE, with the charterer having the option to extend the period for an additional six months at a gross rate of $53,750/day gross TCE.

Financial Information

Consolidated Statement of Operations for the Three Months ended March 31, 2016 and 2015

	For the Three Months
	Ended March 31,
(Dollars in thousands, except per share data)	2016	2015
VOYAGE REVENUES
Navig8 pool revenues	$113,031	$—
Time charter revenues	7,231	6,030
Spot charter revenues	3,782	115,372
Total voyage revenues	124,044	121,402
Voyage expenses	2,357	45,894
NET VOYAGEREVENUE	121,687	75,508

Direct vessel operating expenses	24,529	20,897
Navig8 charterhire expenses	3,270	—
General and administrative	8,088	4,624
Depreciation and amortization	17,481	10,999
Loss on disposal of vessels & vessel equipment	135	131
Closing of Portugal office	—	192
OPERATING INCOME	68,184	38,665
Interest expense, net	(7,295)	(7,427)
Other financing costs	(2)	—
Other (expense) income, net	(29)	(319)
Total other expenses	(7,326)	(7,746)
NET INCOME	$(7,326)	$(7,746)

INCOME PER COMMON SHARE:
Basic	$0.74	$0.93
Diluted	$0.74	$0.93

Selected Balance Sheet Data

BALANCESHEET DATA, at end of period (Dollars in thousands)	March 31, 2016	December 31, 2015

Cash & cash equivalents	$156,504	$157,535
Current assets, including cash	232,116	258,128
Total assets	2,612,692	2,389,746
Current liabilities, including current portion of long-term debt	243,271	268,615
Current portion of long-term debt	151,220	135,367
Total long-term debt, including current portion, excluding discount and deferred financing costs	1,109,818	908,090
Shareholders’ equity	1,410,110	1,347,761

Reconciliation Tables

EBITDA represents net income plus net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the items set forth in the table below, which represent certain non-cash, one-time, and other items that the Company’s believes are not indicative of the ongoing performance of its core operations. Adjusted Net Income represents Net Income adjusted to exclude the same non-cash, one-time, and other items. EBITDA, Adjusted EBITDA and Adjusted Net Income are included in this presentation because they are used by management and certain investors as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted Net Income are used by analysts in the shipping industry as common performance measures to compare results across peers. The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Net Income as performance measures and they are also presented for review at the Company’s board meetings. EBITDA, Adjusted EBITDA and Adjusted Net Income are not items recognized by accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered as alternatives to net income, operating income, cash flow from operating activity or any other indicator of a company’s operating performance or liquidity calculated under GAAP. The definitions of EBITDA, Adjusted EBITDA and Adjusted Net Income used here may not be comparable to those used by other companies. These definitions are also not the same as the definition of EBITDA, Adjusted EBITDA and Adjusted Net Income used in the financial covenants in the Company’s debt instruments. Set forth below is the EBITDA, Adjusted EBITDA and Adjusted Net Income reconciliation:

Reconciliation Tables

Please see below for a reconciliation of the following adjusted amounts to Net Income (dollars in thousands).

	Three Months Ended
	Mar-16	Mar-15
Net Income	$60,858	$30,919
+ Stock-based compensation expense	1,428	—
+ Loss on disposal of vessels and vessel equipment	135	131
+ Closing of Portugal office	—	192
+ Other financing costs	2	—
+ Non-cash G&A expenses, excluding stock-based compensation expense	462	—
+ Commitment Fees	1,933	—
Net Income, adjusted	$64,818	$31,242

Weighted average shares outstanding, basic, in thousands	82,680	33,273
Weighted average shares outstanding, diluted, in thousands	82,680	33,273

Basic net income per share, adjusted	$0.78	$0.94
Diluted net income per share, adjusted	$0.78	$0.94

	Three Months Ended
	Mar-16	Mar-15
Net Income	$60,858	$30,919
+ Interest expense, net	7,295	7,427
+ Depreciation and amortization	17,481	10,999
EBITDA	$85,634	$49,345

+ Stock-based compensation expense	1,428	—
+ Loss on disposal of vessels and vessel equipment	135	131
+ Closing of Portugal office	—	192
+ Other financing costs	2	—
+ Non-cash G&A expenses, excluding stock-based compensation expense	462	—
EBITDA, adjusted	$87,661	$49,668

Net Voyage Revenue & Operating Days Reconciliation Tables

Gener8 Maritime Net Voyage Revenue & Operating Days	Three Months Ended
(Dollars in thousands, except Operating Days data)	Q1 2016	Q1 2015
VLCC
Spot Charter & Navig8 Pool Net Voyage Revenues	$65,039	$20,083
Spot Charter & Navig8 Pool Operating Days	1,080	458
Time Charter Revenue	$7,143	$4,197
Time Charter Operating Days	176	111
SUEZMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$36,777	$33,731
Spot Charter & Navig8 Pool Operating Days	985	898
Time Charter Revenue	$—	$1,709
Time Charter Operating Days	—	90
AFRAMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$9,037	$9,090
Spot Charter & Navig8 Pool Operating Days	361	326
PANAMAX
Spot Charter Revenue	$3,481	$4,962
Spot Operating Days	179	180
HANDYMAX
Spot Charter Revenue	$211	$1,735
Spot Operating Days	42	89

Gener8 Maritime Full Fleet Net Voyage Revenues	Three Months Ended
(Dollars in thousands)	Mar-16	Mar-15
Total Voyage Revenues	$124,044	$121,402
Total Voyage Expenses	2,357	45,894
Total Net Voyage Revenues	$121,687	$75,508

Conference Call Information

A conference call to discuss the results will be held tomorrow, May 12, 2016 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-877-870-4263, or for international callers, 1-412-317-0790, and requesting to be joined into the Gener8 Maritime call. A replay will be available at 11:00 a.m. ET and can be accessed by dialing 1-877-344-7529 or for international callers, 1-412-317-0088. The pass code for the replay is 10085871. The replay will be available until May 19, 2016.

A live webcast of the conference call will also be available under the Investor Relations section at www.gener8maritime.com. The Company plans to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

About Gener8 Maritime

As of May 11, 2016, Gener8 Maritime has a fleet of 45 wholly-owned vessels on a fully-delivered basis. Gener8 Maritime’s fleet is comprised of 12 VLCC newbuildings and 33 vessels on the water consisting of 16 VLCC, 11 Suezmax, four Aframax and two Panamax tankers with a total carrying capacity of over 10.8 million deadweight tons (“DWT”), and an average age on a DWT basis of less than 6 years upon delivery of the newbuildings. Gener8 Maritime is incorporated under the laws of the Marshall Islands and headquartered in New York.

Website Information

The Company intends to use its website, www.gener8maritime.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in its website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (the “SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Investor Alerts” link in the Investors section of the Company’s website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document the Company files with or furnish to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, which are based on management’s current expectations and observations. Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) loss or reduction in business from the Company’s significant customers; (ii) changes in the values of the Company’s vessels, newbuildings or other assets; (iii) the failure of the Company’s significant customers, pool managers or technical managers to perform their obligations owed to the Company; (iv) the loss or material downtime of significant vendors and service providers; (v) the Company’s failure, or the failure of the commercial managers of any pools in which the Company’s vessels participate, to successfully implement a profitable chartering strategy; (vi) changes in demand; (vii) a material decline or prolonged weakness in rates in the tanker market; (viii) changes in production of or demand for oil and petroleum products, generally or in particular regions; (ix) greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; (x) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; (xi) actions taken by regulatory authorities; (xii) actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; (xiii) changes in trading patterns significantly impacting overall tanker tonnage requirements; (xiv) changes in the typical seasonal variations in tanker charter rates; (xv) changes in the cost of other modes of oil transportation; (xvi) changes in oil transportation technology; (xvii) increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; (xviii) changes in general political conditions; (xix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); (xx) changes in the itineraries of the Company’s vessels; (xxi) adverse changes in foreign currency exchange rates affecting the Company’s expenses; (xxii) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels and existing and contemplated financing arrangements; (xxiii) financial market conditions; (xxiv) sourcing, completion and funding of financing on acceptable terms; (xxv) the Company’s ability to comply with the covenants and conditions under the Company’s debt obligations; (xxvi) the impact of electing to take advantage of certain exemptions applicable to emerging growth companies; and (xxvii) other factors listed from time to time in the Company’s filings with SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its subsequent reports on Form 10-Q and Form 8-K. Gener8 Maritime, Inc. does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Leonidas J. Vrondissis

Gener8 Maritime, Inc.

+1 (212) 763-5633

ir@gener8maritime.com